CERTIFICATE OF CORRECTION

                                       OF

        CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          COYOTE NETWORK SYSTEMS, INC.

         Pursuant to Section 103 of the General Corporation Law of the State of Delaware, the undersigned does hereby certify:

1. Coyote Network Systems, Inc., a Delaware corporation (the "Company"), filed a Certificate of Amendment of Restated Certificate of Incorporation with the Secretary of State of Delaware on May 29, 1998 (the "Certificate of Amendment").

2. The resolution recited therein in the Section titled "FIRST" contained an error. Specifically, the intent of the resolution was to amend the first paragraph of Article IV in order to increase the number of shares of authorized capital stock of the Company while retaining the remainder of
     Article IV. The resolution recited in the Certificate of Amendment failed to limit the revision to the first paragraph of Article IV, thereby unintentionally deleting the remainder of the article.

3. The Section title "FIRST" of the Certificate of Amendment is hereby corrected to read as follows:

     FIRST: That at a meeting of the Board of Directors of Coyote Network Systems, Inc. resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the first paragraph of Article IV of the Restated Certificate of Incorporation so that, as amended, said paragraph shall be and read as follows:

     "The total number of shares of all classes which the corporation shall have authority to issue is 35,000,000, of which 5,000,000 shares shall be shares of Preferred Stock, $.01 par value per share, and 30,000,000 shares shall be shares of Common Stock, $1.00 par value per share."


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IN  WITNESS  WHEREOF,   said  Coyote  Network  Systems,  Inc.  has  caused  this
Certificate of Correction to be signed by Timothy G. Atkinson, an Authorized Officer, this 27th day of July, 2000.

                                           /s/ Timothy G. Atkinson
                                           -------------------------------
                                           Timothy G. Atkinson, Secretary